                          FINANCIAL FEDERAL CORPORATION
                           400 PARK AVENUE, 8th FLOOR
                            NEW YORK, NEW YORK 10022
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TUESDAY, DECEMBER 10, 1996
                              -------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Financial Federal Corporation, a Nevada corporation (the "Company"), will be held at 270 Park Avenue, 11th Floor, New York, New York on Tuesday, December 10, 1996 at 10:00 a.m. Eastern Time, for the following purposes:

                  (1)      Electing directors;
                  (2)      Ratifying the appointment of auditors; and
                  (3) Transacting such other business as may properly come before the Annual Meeting.

         Pursuant to the By-Laws, the Board of Directors of the Company has fixed the close of business on October 25, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose related to the Annual Meeting at the office of Financial Federal Corporation, 400 Park Avenue, 8th Floor, New York, New York 10022 for the ten days prior to December 10, 1996.

                                                   FINANCIAL FEDERAL CORPORATION

                                                   Troy H. Geisser
                                                   Secretary

November 8, 1996

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                          FINANCIAL FEDERAL CORPORATION
                           400 PARK AVENUE, 8TH FLOOR
                            NEW YORK, NEW YORK 10022

                                 PROXY STATEMENT

         The accompanying proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of Financial Federal Corporation, a Nevada corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on December 10, 1996 and any adjournment thereof (the "Meeting"). Shares represented by properly executed proxies, which are received in time and not revoked, will be voted at the Meeting in the manner described in the proxies. A stockholder may revoke his proxy at any time prior to its exercise by notice in writing to the Secretary of the Company indicating that his proxy is revoked or by attending the Meeting and voting in person.

         The approximate date on which this proxy statement and accompanying form of proxy are first being sent or given to stockholders is November 8, 1996. Holders of the Company's common stock, par value $.50 per share ("Common Stock"), as of the record date, which is the close of business on October 25, 1996, are entitled to vote at the Meeting. As of the record date for the Meeting, the Company had 9,890,808 shares of Common Stock outstanding and had no preferred stock outstanding. Each share of Common Stock entitles the holder thereof on the record date to one vote on matters to be considered at the Meeting.

         The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. With respect to the approval of any particular proposal, abstentions are considered present at the Meeting, but since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. Broker non-votes, on the other hand, are not considered present at the Meeting for the particular proposal for which the broker withheld authority to vote.

         The six nominees receiving a plurality of the votes cast by the holders of outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will be elected as directors of the Company.

         The affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock represented at the Meeting, in person or by proxy, is necessary for the ratification of the appointment of auditors.

         Unless contrary instructions are indicated on the proxy, all valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for director named below and FOR the ratification of the selection of Eisner & Lubin LLP as independent auditors for the fiscal year ending July 31, 1997. If a stockholder specifies a different choice on the proxy, such stockholder's shares of Common Stock will be voted in accordance with the specification so made.

         The entire expense of this proxy solicitation will be borne by the Company. Solicitation will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company without any additional remuneration and at minimal cost. Management may also request banks, brokerage house, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, to the knowledge of the Company, information regarding the ownership of the Company's Common Stock by (i) each person who may be deemed to be the beneficial owner of more than 5% of the Company's outstanding Common Stock as of October 25, 1996 or such other date as may be noted below, (ii) each director and each nominee for election as a director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. As of October 25, 1996, the Company had 9,890,808 shares of Common Stock outstanding.

Name and Address of
Beneficial Owner or
Number of Persons in                                 Number of Shares                   Percentage of
Group                 (1)                           Beneficially Owned(2)                 Ownership
-------------------------                           --------------------                -------------
Clarence Y. Palitz, Jr.(3)                            2,757,750                           26.5%
Bernard G. Palitz(4)                                  1,302,982                           13.0%
Putnam Investments, Inc.(5)
    1 Post Office Square
    Boston, MA 02109                                    746,400                            7.5%
Michael C. Palitz(6)                                    377,387                            3.8%
Paul Sinsheimer(7)                                      331,936                            3.3%
William C. MacMillen, Jr                                 37,500                            (8)
Lawrence B. Fisher(9)                                     7,500                            (8)
William M. Gallagher(10)                                 89,438                            (8)
Richard W. Radom(11)                                     75,187                            (8)
Fred K. Hochman(12)                                           0
All directors and executive officers
    as a group (10 persons)(13)                       4,990,555                           45.9%

-----------------------------------------------

1 Unless otherwise indicated, the address of each person listed is c/o Financial Federal Corporation, 400 Park Avenue, 8th Floor, New York, New York 10022.

2 Unless otherwise noted, each person listed has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all such shares. Beneficial ownership includes warrants and options that are exercisable or will become exercisable within 60 days of October 25, 1996.

3 Includes (i) warrants to purchase 135,000 shares of Common Stock held by Mr. C. Y. Palitz, Jr., (ii) 2,210,250 shares of Common Stock and warrants to purchase 375,000 shares of Common Stock held by a limited partnership, the general partner of which is a corporation owned and controlled by Mr. C. Y. Palitz, Jr., (iii) 18,750 shares of Common Stock held by such corporation, and (iv) 18,750 shares of Common Stock held by Mr. C. Y. Palitz, Jr.'s wife, as to which shares Mr. C. Y. Palitz, Jr. disclaims beneficial ownership.

4        Includes  (i)  1,042,982  shares  of  Common  Stock  owned by Mr. B. G.
         Palitz, (ii) warrants to purchase 150,000 shares of Common Stock held by Mr. B. G. Palitz, (iii) 33,750 shares of Common Stock held by Mr. B.
         G. Palitz's wife, as to which shares Mr. B. G. Palitz disclaims beneficial ownership, (iv) 18,750 shares of Common Stock held by a Keogh Plan established for Mr. B. G. Palitz's benefit and of which he is the trustee, and (v) 57,500 shares owned by a charitable foundation over which Mr. B. G. Palitz has control, as to which shares Mr. B. G. Palitz disclaims beneficial ownership.

5 The magnitude of share ownership was provided telephonically by the shareholder's legal department to the Company as of October 31, 1996.

6 Includes (i) 224,600 shares of Common Stock and warrants to purchase 75,000 shares of Common Stock held by a corporation owned and controlled by Mr. M. C. Palitz, (ii) options and warrants to purchase 77,437 shares of Common Stock held by Mr. M. C. Palitz, (iii) 150 shares of Common Stock held by Mr. M. C. Palitz's wife, as to which shares Mr. M. C. Palitz disclaims beneficial ownership, and (iv) 200 shares held by Mr. M. C. Palitz's children.

7 Includes (i) 187,500 shares of Common Stock owned by Mr. Sinsheimer, and (ii) options and warrants to purchase 144,436 shares of Common Stock held by Mr. Sinsheimer.

8        Less than 1% of the outstanding shares of Common Stock.

9        Includes options to purchase 7,500 shares of Common Stock.

10 Includes (i) Common Stock of 70,000 shares owned by Mr. Gallagher, (ii) options and warrants to purchase 16,438 shares of Common Stock held by Mr. Gallagher, and (iii) 3,000 shares of Common Stock held by Mr. Gallagher's IRA.

11 Includes (i) 71,250 shares of Common Stock owned by Mr. Radom, and (ii) options to purchase 3,937 shares of Common Stock held by Mr. Radom.

12       Fred K. Hochman resigned from the Company on October 18, 1996.

13 Includes shares of Common Stock described in notes 3, 4, 6, 7, 9, 10 and 11. Also includes 9,000 shares of Common Stock and options to purchase 1,875 shares of Common Stock held by executive officers not named in the table.




         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, officers and beneficial owners of more than 10% of the Company's Common Stock ("10% Owners") to file initial and periodic reports of ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. While the rules adopted by the Commission under Section 16 are complex and difficult to interpret, to the Company's knowledge, all transactions in the Company's Common Stock by the Company's directors, officers and 10% Owners during the Company's last fiscal year were reported promptly and correctly.

                              ELECTION OF DIRECTORS

         At the Meeting, a Board of six directors will be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. It is intended that shares represented by proxies solicited by the Board of Directors will, unless authority to vote for some or all of the nominees is withheld, be voted in favor of electing as directors the nominees listed below. The Company has no reason to believe any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee becomes unavailable for any reason, the shares may be voted for another person nominated by the present Board. All the nominees are currently directors of the Company.

         The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

                       Nominees for Election as Directors

Lawrence B. Fisher, 58, has served as a director of the Company since 1992. Mr. Fisher is a partner of Orrick, Herrington & Sutcliffe LLP, a law firm. He had previously been a partner of Kelley Drye & Warren, a law firm, for more than five years, and he is a director of National Bank of New York City, a privately owned commercial bank.

William C. MacMillen, Jr., 83, has served as a director of the Company since 1989. Mr. MacMillen served as a director of Commercial Alliance Corporation, an equipment finance company ("CAC"), from its inception in 1963 to 1984, and he is presently a director of Republic New York Corporation and Republic National Bank of New York, and is the President of William C. MacMillen & Co., Inc., an investment banking firm.

Bernard G. Palitz, 72, has served as a director and Chairman of the Board of the Company since its inception in 1989; Mr. Palitz stepped down as Chairman of the Board on July 31, 1996. From 1963 to 1988, Mr. Palitz served as Chairman of the Board of CAC, which he founded with Clarence Y. Palitz, Jr. in 1963. He is currently a director and President of Gregory Capital Corporation, an investment firm.

Clarence Y. Palitz, Jr., 65, has served as Chief Executive Officer, President and a director of the Company since its inception in 1989, and as Chairman of the Board since August 1, 1996. From 1963 to 1988, Mr. Palitz served as President and a director of CAC, which he founded with Bernard G. Palitz in 1963. Since October, 1988, he has been a director of City and Suburban Financial Corp., a privately owned savings and loan holding company.

Michael C. Palitz, 38, has served as Executive Vice President of the Company since July 1995. Mr. Palitz served as Senior Vice President of the Company since February 1992 and served as a Vice President of the Company from its inception in 1989 to February 1992. He has also served as Chief Financial Officer, Treasurer and Assistant Secretary of the Company since its inception in 1989.

Paul Sinsheimer, 49, has served as Executive Vice President and a director of the Company since its inception in 1989. From 1970 to 1989, Mr. Sinsheimer was employed by CAC, where he served successively as Credit Manager, Collections Manager, Operations Manager, Houston Branch Manager, Division Manager and, from 1988, as Executive Vice President.

         Bernard G. Palitz and Clarence Y. Palitz, Jr. are brothers. Michael C. Palitz is the son of Clarence Y. Palitz, Jr.

         The Board has established an Executive Committee. The Executive Committee can exercise all of the powers of the Board between meetings of the Board. The present members of the Executive Committee are Messrs. B.G. Palitz, C.Y. Palitz, Jr. and MacMillen.

         The Board has established an Audit Committee, which consists of three directors, at least two of whom cannot be officers or employees of the Company. The Audit Committee is responsible for the engagement of the Company's independent auditors and will review with them the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit, and the Company's policies and procedures with respect to internal accounting and financial controls. The present members of the Audit Committee are Messrs. Fisher, MacMillen and C.Y. Palitz, Jr.

         The Board has established an Executive Compensation Committee, which consists of three directors. The Executive Compensation Committee is responsible for approving appointments, promotions and fixing salaries of executives of the Company between meetings of the full Board. All actions of the Executive Compensation Committee must be ratified by the Board within six months in order to remain effective. The present members of the Executive Compensation Committee are Messrs. Fisher, Sinsheimer and C.Y. Palitz, Jr.

         The Board has established a Stock Option Committee, which consists of two directors. The Stock Option Committee is responsible for administering the Company's Stock Option Plan, including the granting, modification and cancellation of options to purchase the Company's Common Stock granted thereunder. The present members of the Stock Option Committee are Messrs. MacMillen and C.Y. Palitz, Jr.

         The Board has no standing committees other than those described above.

         The Board of Directors met four times, the Executive Committee met one time, the Audit Committee met two times, the Executive Compensation Committee met two times, and the Stock Option Committee one time during the Company's fiscal year ended July 31, 1996. Each member of the Board attended 100% of the total number of meetings of the Board and its committees, either telephonically or in person, of which they were members during such fiscal year.

                                  COMPENSATION

                   Report of Executive Compensation Committee

                  Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph below shall not be incorporated by reference into any such filings.

         This report to stockholders presents an overview of the role of the Executive Compensation Committee of the Board of Directors and of the Company's present compensation philosophy. The Committee's principal function is to review and approve the salaries of executive officers of the Company and to approve any officer appointments and promotions. All actions of the Executive Compensation Committee, to remain effective, must be ratified by a majority vote of the Board of Directors within six months of such action; and all such actions to date have been so ratified.

         The Company compensates its employees and officers through salary, a portion of which may be deferred by agreement between the Company and its officers, and through a stock option program, the Financial Federal Corporation Stock Option Plan (the "Stock Option Plan"). The Company believes that through the grant of stock options, and where possible incentive stock options, the employees' and officers' objectives should be the same as the Company's, which is to increase stockholders' value. Of the approximately 79 employees, officers and directors of the Company with one or more years of service, as of October 25, 1996, approximately 74% were holders of options under the Company's Stock Option Plan.

         The Company offers a package of fringe benefits to its employees and officers which may not be as extensive as that which is offered by other companies. The current benefits offered by the Company are a contributory health and medical plan, a life insurance program (generally limited to one times annual salary plus $10,000), a qualified 401(k) savings plan and an employee contributed long term disability plan. In order to attract exceptionally high caliber employees and executives, the Company generally offers a salary which is competitive with other financial services companies taking into consideration that the Company does not offer a wide variety of fringe benefits. The Company evaluates compensation modifications based upon the performance of the employee, the Company's earnings level and general economic conditions.

         The Committee, in establishing compensation for the Chief Executive Officer, generally uses the same criteria as it does for other employees and officers, and such compensation is not directly tied to the Company's performance.

Submitted by the Executive Compensation Committee of the Company's Board of
Directors:

Clarence Y. Palitz, Jr.          Paul Sinsheimer         Lawrence B. Fisher

           Compensation Committee Interlocks and Insider Participation

         Paul Sinsheimer and Clarence Y. Palitz, Jr., who are members of the Executive Compensation Committee, are both executive officers of the Company. Clarence Y. Palitz, Jr., and entities controlled and managed by him, and Paul Sinsheimer, have purchased commercial paper issued by the Company (see "Certain Transactions").

                            Compensation of Directors

         Directors (who are not officers or employees of the Company or any of its subsidiaries) receive stipends, as follows:

         1. Annual Stipend of Five Thousand ($5,000) Dollars per year, payable upon their election by the stockholders after the Annual Meeting Of Stockholders each year. If a director joins the Board during the year, such stipend will be pro rated.

         2.       Three Hundred ($300) Dollars per directors meeting attended.

         3. Two Hundred ($200) Dollars per committee meeting attended if not in conjunction with a Board meeting.

         Directors who are officers of the Company receive no additional compensation for attending Board meetings. Directors who are not officers of the Company may also participate in the Stock Option Plan.

                              Employment Contracts

         The Company has not entered into any contract or arrangement with any employee or officer which would require the Company to continue compensation or to provide compensation upon termination of employment. Certain executive officers have arranged deferred compensation programs with the Company which provide for deferral of current compensation as earned. Amounts so deferred earn interest at a rate which is published by the Internal Revenue Service.

         No employee or officer has entered into any type of termination or change-in-control arrangement with the Company.

                           SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation paid to those persons who were, at July 31, 1996, the Chief Executive Officer ("CEO") and the other four most highly compensated executive officers of the Company.

                                                                                                    Long-term
                                                                                Annual             Compensation
                                                                              Compensation            Awards
                                                                              ------------        -------------
                                                                                                    Securities
                                                                  Fiscal                            Underlying       All Other
Name and Principal Position                                        Year          Salary             Options(#)     Compensation(1)
---------------------------                                       ------         ------             ----------     ---------------
Clarence Y. Palitz, Jr                                               1996        $189,579                  0           $      0
  CEO, President and Director                                        1995         178,416                  0                  0
                                                                     1994         164,754                  0                  0

Paul Sinsheimer                                                      1996         405,479             37,500                  0
  Executive Vice President                                           1995         269,651                  0                  0
      and Director                                                   1994         247,249             21,750(2)               0

Richard W. Radom                                                     1996         207,479              9,000                  0
  Senior Vice President                                              1995         193,084                  0             10,000
                                                                     1994         180,800             15,750(2)               0

Fred K. Hochman                                                      1996         192,048              6,000                  0
  Senior Vice President                                              1995         177,417                  0                  0
                                                                     1994         176,583             15,750(2)               0

William M. Gallagher                                                 1996         182,980              9,000                  0
  Senior Vice President                                              1995         160,966                  0             15,562
                                                                     1994         142,467             15,750(2)         125,527

(1) Represents non-cash compensation recognized pursuant to the Internal Revenue Code of 1986, as amended, from the sale of stock acquired through exercise of incentive stock options, within one year of such exercise.

(2) The amounts shown for these individuals include the grant, in fiscal 1994, of replacement options which modified the price and term of the options issued in fiscal 1993.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                        Share                         Securities Underlying            Value of Unexercised
                                     Acquired on         Value       Unexercised Options Held         In-The-Money Options
Name                                 Exercise (#)      Realized        At July 31, 1996(#)             At July 31, 1996(1)
----                                 ------------      --------        -------------------             -------------------
                                                                    Exercisable   Unexercisable    Exercisable    Unexercisable
                                                                    -----------   -------------    -----------    -------------
Clarence Y. Palitz, Jr                      0         $     0               0               0         $     0         $     0
Paul Sinsheimer                             0               0          12,937          46,313          28,690          94,830
Richard W. Radom                            0               0           3,937          20,813          14,437          43,318
Fred K. Hochman                             0               0           3,937          17,813          14,437          43,318
William M. Gallagher                        0               0           3,937          20,813          14,437          43,318


(1) Only the value of unexercised, in-the-money options are reported. Value is calculated by (i) subtracting the total exercise price per share from the fiscal year-end value of $13.00 per share and (ii) multiplying by the number of shares subject to the option. Options that have an exercise price greater than the fiscal year-end market value are not included in the value calculation.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                     Individual Grants(1)
                                     ----------------------------------------------------            Potential Realizable
                                                  % of Total                                           Value at Assumed
                                     Number of      Options                                         Annual Rates of Stock
                                     Securities    Granted to                                       Price Appreciation for
                                     Underlying    Employees    Exercise                             Option Term(2)
                                       Options     in Fiscal     Price       Expiration            -------------------------
Name                                   Granted      Year(3)    ($/Share)        Date                5%               10%
----                                  ----------   ----------   ---------    ------------            --               ---

Clarence Y. Palitz, Jr                       0           0            --             --            $      0        $      0

Paul Sinsheimer(4)                      37,500          21.8%      $11.833     8/24/2003             211,865         507,453

Richard W. Radom(5)                      9,000           5.2         15.00     1/25/2002              45,913         104,161

Fred K. Hochman(5)                       6,000           3.5         15.00     1/25/2002              30,609          69,440

William M. Gallagher(5)                  9,000           5.2         15.00     1/25/2002              45,913         104,161


(1) All options shown in the table were granted under the Financial Federal Corporation Stock Option Plan. The exercise price is at least 100% of the fair market value on the date of grant. These options shall expire on the participant's last day of employment in the event the participant ceases to be employed by the Company for any reason other than death or disability.

(2) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rate shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term (8 or 6 years). The value is net of the exercise price. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not in any way represent the Company's estimate or projection of future stock prices. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common Stock and the continued employment of the executive officer holding the option through its vesting period.

(3) Based on options to purchase an aggregate of 172,150 shares granted during fiscal 1996 to all employees, officers and directors.

(4) Options vest 20% in the first year, 8% in each of the next five years and 20% in the next two years and expire eight years from the date of grant.

(5) Options vest 25% each year beginning two years from the date of grant and expire six years from the date of grant.

                              CERTAIN TRANSACTIONS

         Much of the commercial paper issued by the Company since its inception has been purchased by officers, directors and stockholders of the Company or their affiliates. Such commercial paper has been issued at interest rates then prevailing in the commercial paper markets and on terms customary in such markets. The maximum aggregate principal amount of commercial paper issued by the Company and held by them at any one time during fiscal 1996 was $9.5 million. Interest expense incurred in connection with commercial paper issued to them by the Company amounted to $497,000 in fiscal 1996. At July 31, 1996, the aggregate face amount of outstanding commercial paper issued to them by the Company was $9.4 million and the aggregate amount of accrued interest thereon was $99,000.

         Lawrence B. Fisher, a director of the Company, is a partner of the law firm of Orrick, Herrington & Sutcliffe LLP, which has been retained by the Company in connection with certain legal matters.

                              APPROVAL OF AUDITORS

         The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Eisner & Lubin LLP, the Company's independent public accountants for the fiscal year ended July 31, 1996, as the Company's independent public accountants for the fiscal year ending July 31, 1997. Accordingly, the following resolution concerning the ratification by the stockholders of the appointment of independent auditors will be offered at the
Meeting:

         "RESOLVED, that the appointment by the Board of Directors of the Company of Eisner & Lubin LLP, to audit the accounts of the Company and its subsidiaries for the fiscal year ending July 31, 1997 is hereby ratified and approved".

         A representative of Eisner & Lubin LLP, will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Eisner & Lubin LLP.

                              STOCKHOLDER PROPOSALS

         All proposals of stockholders to be presented at the Company's next Annual Meeting of Stockholders, to be held in December 1997, must be directed to the Secretary of the Company at the Company's principal executive office and, if they are to be considered for possible inclusion in the proxy statement and form of proxy for such Annual Meeting in accordance with the rules and regulations of the Commission, must be received on or before July 10, 1997.

                                 OTHER BUSINESS

         Neither the Company nor the Board of Directors knows of any matters, other than those indicated above, to be presented at the Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote the shares represented by such proxy in accordance with their judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Troy H. Geisser
                                        Secretary

DATE:  November 8, 1996

                                PERFORMANCE GRAPH

         The following graph compares the percentage change in cumulative total stockholder return on Financial Federal Corporation's Common Stock during the 50 month period ending July 31, 1996 with the cumulative total return on the American Stock Exchange ("AMEX") Market Value Index and the AMEX Financial Index. The comparison assumes $100 was invested on April 30, 1992 in each of such indices. Financial Federal Corporation had its initial public offering of Common Stock on May 28, 1992; this comparison assumes $100 was invested as of that date. Note that historic stock price is not indicative of future stock price performance.

         Financial Federal Corporation's Common Stock was listed on the AMEX on June 3, 1993, and previously traded on the Nasdaq National Market System.


COMPARISON OF 50 MONTH CUMULATIVE TOTAL RETURN*
Among Financial Federal Corporation, the AMEX Market Value Index and the AMEX Financial Index


                                                    DOLLARS

                              5/28/92    7/92    7/93    7/94    7/95    7/96
                              -------    ----    ----    ----    ----    ----
Financial Federal Corporation     100     129     151     141     158     173

The AMEX Market Value Index       100     100     112     112     134     138

The AMEX Financial Index          100      98     108     111     116     137

* $100 invested on 5/28/92 in stock or on 04/30/92 in index including reinvestment of dividends. Fiscal year ending July 31.

                                   APPENDIX I
                         FINANCIAL FEDERAL CORPORATION
                                   P R O X Y
       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Financial Federal Corporation (the 'Corporation') hereby appoints Clarence Y. Palitz, Jr. and Michael C. Palitz, or either of them, with full power of substitution, as proxies for the undersigned to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 270 Park Avenue, New York, New York on December 10, 1996 at 10:00 a.m., and at any adjournment thereof, to the same extent and with the same power as if the undersigned were present in person thereat and with authority to vote and act in such proxyholder's discretion with respect to other matters which may properly come before the Meeting. Such proxyholder is specifically directed to vote or withhold from voting the shares registered in the name of the undersigned as indicated.

Notes:

(1) This form of proxy must be executed by the stockholder or his attorney in writing or, if the stockholder is a corporation, under the corporate seal or by an officer or attorney thereof duly authorized. Joint holders should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If undated, this proxy is deemed to bear that date it was mailed to the stockholder.

(2) the  shares  represented   by   this  proxy
    will, on a show  of  hands  or  any  ballot
    that  may  be  called  for,  be   voted  or    FINANCIAL FEDERAL CORPORATION
    withheld from voting in accordance with the    P.O. BOX 111O2
    instructions  given by the  stockholder, in    NEW YORK, N. Y. 10203-0102
    the absence of any contrary instructions, this proxy will be voted 'FOR' the itemized matters.

                                                    (continued on reverse side)




1.  ELECTION OF DIRECTORS   FOR all nominees  [X]     WITHHOLD AUTHORITY to vote      [X]       *EXCEPTIONS   [X]
                            listed below              for all nominees listed below.


Nominees: Lawrence B. Fisher, William C. MacMillen, Jr., Bernard G. Palitz,
          Clarence Y. Palitz, Jr., Michael C. Palitz, Paul Sinsheimer.

(INSTRUCTIONS:To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

2.  In respect of the resolution on any ratifying and approving the
    appointment of Elsner & Lubin as auditors of the Corporation for     FOR [X]      AGAINST [X]     ABSTAIN [X]
    fiscal year 1997.


                                         Change of Address and     [X]
                                         or Comments Mark Here

               The signature on this Proxy correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                                 Dated:                                   , 1995
                                         ---------------------------------

                                 -----------------------------------------------
                                            Signature of Stockholder

                                 -----------------------------------------------
                                       Signature of Stockholder-Joint Tenants

                                 Votes must be indicated
                                 (x) in Black or Blue Ink.   [X]

Please mark, sign, date and return this proxy promptly in the envelope provided.